Exhibit n

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We consent to the reference to our firm under the captions "Financial Highlights - Selected Per Share Data and Ratios", "Financial Highlights - Information Regarding Senior Securities" and "Experts" and to the use of our report dated February 15, 2006 incorporated by reference in the Registration Statement (Form N-2) and related Prospectus and Statement of Additional Information of DNP Select Income Fund Inc. filed with the Securities and Exchange Commission in this Pre-Effective Amendment No. 2 to the Registration Statement under the Securities Act of 1933 (File No. 333-133715) and in this Amendment No. 53 to the Registration Statement under the Investment Company Act of 1940 (File No. 811-04915).

                                                     /s/ Ernst & Young LLP

                                                     ERNST & YOUNG LLP


Chicago, Illinois
July 7, 2006